Exhibit 99.1

April 30, 2014 ( Accesswire) –Chicago, IL.- The Board of Directors of CMG Holdings Group, Inc. ( OTCBB: CMGO) announces today the approval of a share buyback of up to 45 million shares of it’s common stock.  The purchases will be made at the discretion of the company through open market repurchases and or privately negotiated transactions.

Chairman and CEO Glenn Laken said, “We are very excited by the prospects for the company going forward and have decided to implement this buy back based on our view that the price of the stock does not accurately reflect the value of the company and its’ increasingly positive prospects.  We believe that this program is a very important step in increasing shareholder value”. The repurchase will be made with cash on hand.
Full details of the stock repurchase program may be found in CMG’s Current Report on Form 8K dated April 30, 2014.

About CMG Holdings Group, Inc.
CMG Holdings, Inc., through its subsidiaries, XA, The Experiential Agency, Inc. and Good Gaming, Inc., operates in the experiential marketing and gaming businesses.  XA  is a marketing communications company focused on the operation of organizations in the alternative advertising, digital media, experiential and interactive marketing, and entertainment.   XA was formed by a core group of executives who have held senior level positions with several of the largest companies in the entertainment and marketing management industry and delivers customized marketing solutions that optimize profitability by concentrating resources in the marketing communications and entertainment industry.  XA operates in the sectors of experiential marketing, event marketing, commercial rights, and talent management. Good Gaming  is an online gaming portal with a business objective of assisting eSports gamers to hone and elevate their skills so as to enable them to compete at a higher level in amateur through professional gaming tournaments.  Good Gaming  plans to provide its targeted market with access to its proprietary membership based eSports web platform and to provide a service with a monthly membership fee to its target market comprised of 16-25 year old, single, high school/college level adults with disposable income and more than 10 hours of invested game play weekly.

CMG Holdings Group, Inc.

Caution Regarding Forward Looking Statements

Certain statements in this news release are forward-looking, including (without limitation) expectations or guidance respecting customer contract expansion, growing revenues and profits through organic growth and acquisitions, attracting new business that will increase the Company's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of the Company's selling and marketing functions, continued customer satisfaction and contract renewal, continued availability of capable dedicated personnel, continued cost management, the success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in the Company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the Company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Source: CMG Holdings